--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                               HUFFY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               HUFFY CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:____________________________________________________________
     (2) Aggregate number of securities to which transaction applies:____________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_________________________________________________________
     (4) Proposed maximum aggregate value of transaction:_____________________
     (5) Total fee paid:______________________________________________________

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:_______________________________________________
     (2) Form, Schedule or Registration Statement No.:_________________________
     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    HUFFY
                                 CORPORATION


                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1996

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Huffy Corporation which will be held this year on Friday, April 26, 1996, at 10:00 a.m. Eastern Daylight Time, at Huffy Service First, Inc., 8521 Gander Creek Drive, Miamisburg, Ohio.

     Enclosed are directions to the location of the Annual Meeting and an RSVP to indicate your present intention to attend the Meeting in person.

     Formal Notice of the Meeting and Proxy Statement accompany this letter. Please sign and return the enclosed proxy card in the envelope provided as soon as possible so that your shares will be represented at the meeting. We hope you will be present at the meeting.

Very truly yours,

/s/ Richard L. Molen
-------------------------------
    Richard L. Molen
    Chairman of the Board

                              HUFFY CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1996

     The Annual Meeting of Shareholders of Huffy Corporation (the "Company"), an Ohio corporation, will be held at Huffy Service First, Inc., 8521 Gander Creek Drive, Miamisburg, Ohio, on Friday, April 26, 1996, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect three Directors to serve for terms of three years, and one Director to serve for a term of less than one year.

     2. To approve an amendment to the Company's 1988 Stock Option Plan and Restricted Share Plan increasing the number of shares available for the grant of options thereunder by 650,000 shares and adding an annual limitation to the Plan restricting the number of shares that may be granted in any one year to an employee.

     3. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for 1996.

     4. To transact such other business as properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on March 1, 1996, are entitled to vote at the meeting or any adjournment(s) thereof.

                                            By Order of the Board of Directors

                                            /s/ Nancy A. Michaud
                                            ------------------------------
                                            Nancy A. Michaud
                                            Secretary
Dayton, Ohio

March 7, 1996


     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                               HUFFY CORPORATION
                                 P.O. BOX 1204
                               DAYTON, OHIO 45401

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1996


                                                                   MARCH 7, 1996


                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Huffy Corporation (the "Company") to be used at the Annual Meeting of Shareholders to be held on April 26, 1996, and any adjournment(s) thereof. This Proxy Statement and the accompanying proxy card were first mailed to Shareholders on or about March 7, 1996. The Company will bear the cost of soliciting proxies and will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, Officers and employees of the Company may solicit proxies personally from some Shareholders if proxies are not received promptly. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, for which the Company will pay fees estimated to total $3,500.


VOTING SECURITIES


     The authorized voting capital stock of the Company consists of 60,000,000 shares of Common Stock, $1.00 par value, of which there were 13,481,066 shares issued and outstanding as of March 1, 1996, which is the record date for the determination of the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote.


ACTIONS TO BE TAKEN BY HOLDERS OF PROXIES

     Unless otherwise directed by the person giving the proxy, all properly executed proxies will be voted: (1) for the election of Jack D. Michaels, James
F. Robeson, Patrick W. Rooney and Joseph P. Viviano as Directors of the Company;
(2) in favor of the adoption of the amendment to the 1988 Stock Option Plan and Restricted Share Plan, described at page 18 herein; (3) in favor of ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for 1996; and (4) at the discretion of the holders of the proxies, in the transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The holders of the proxies may, in their discretion, vote for substitute nominee(s) designated by the Board of Directors, or take action to reduce the number of Directors, in the event that any nominee becomes unable to serve for any reason presently unknown.

     A proxy may be revoked at any time before exercise by written notice to the Company bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person in open meeting (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). Any written notice revoking a proxy should be sent to Huffy Corporation, P.O. Box 1204, Dayton, Ohio 45401, Attention: Nancy A. Michaud, Secretary.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The Board of Directors of the Company recommends that three Directors be elected each for a three year term expiring in 1999 and that one Director be elected for a term of less than one year expiring in 1997. The Board of Directors of the Company currently has 12 Directors: four whose terms expire in 1996, five whose terms expire in 1997, and three whose terms expire in 1998. Jack D. Michaels, James F. Robeson and Patrick W. Rooney, whose terms expire in 1996, have each been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a three year term expiring in 1999. Joseph P. Viviano has also been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a term of less than one year commencing on September 1, 1996 and expiring in 1997. Because of previous commitments, Mr. Viviano has requested that his term commence on September 1, 1996 at which time he will possess the available time to properly fulfill his responsibilities as a Director. Thomas D. Gleason, whose term expires in 1996, is retiring from the Board of Directors in accordance with the Company's Director Retirement Policy.

     Under Ohio law, if a Shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the Annual Meeting, that such Shareholder desires the voting at the election of Directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary of the meeting or by or on behalf of the Shareholder giving such notice, then the Directors will be elected by cumulative voting. In such event, each Shareholder has the right to give one candidate a number of votes equal to the number of Directors then being elected multiplied by the number of such Shareholder's shares, or to distribute such Shareholder's votes on the same principle among two or more candidates. In the event that Directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the holders of the proxies intend to vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the holders may determine. Votes will be counted by KeyCorp Shareholder Services, Inc. acting as the inspector of elections.

     Under Ohio law and the Company's Code of Regulations, the four nominees receiving the greatest number of votes shall be elected as Directors. Shares as to which authority to vote is withheld, abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

     The following table sets forth certain information as to each nominee for Director and each other person whose term of office as Director will continue after this Annual Meeting:

                                                                                   SERVED AS
                       NAME AND PRINCIPAL OCCUPATION                               DIRECTOR
                        FOR THE PAST FIVE YEARS(1)                           AGE     SINCE
---------------------------------------------------------------------------  ---   ---------
                     NOMINEES FOR TERMS EXPIRING IN 1999

Jack D. Michaels, President and Chief Executive Officer of HON INDUSTRIES    58       1993
  Inc. (manufacturer of metal and wood office furniture and pre-fabricated fireplaces) since 1991(2)
James F. Robeson, Herbert E. Markley Visiting Scholar in Business at Miami   59       1994
  University since 1995; prior thereto and currently consultant to various distribution companies since 1993; prior thereto Senior Director of
  Coopers & Lybrand (national accounting firm) in 1993; prior thereto Dean of the Richard T. Farmer School of Business Administration at Miami
  University(3)
Patrick W. Rooney, Chairman of the Board, President and Chief Executive      60       1995
  Officer of Cooper Tire & Rubber Company (manufacturer of tires and inner tubes for the automotive aftermarket, and engineered rubber products for the O.E.M. automotive industry) since 1994; prior thereto President and
  Chief Operating Officer of such company since 1991(4)

                     NOMINEE FOR TERM EXPIRING IN 1997

Joseph P. Viviano, President and Chief Operating Officer of Hershey Foods    57          -
  Corporation since 1994; prior thereto President of Hershey Chocolate
  U.S.A., a division of such company(5)

                     DIRECTORS WHOSE TERMS EXPIRE IN 1998

Linda B. Keene, Vice President - Market Development of American Express      44       1993
  Financial Advisors since 1994; prior thereto Vice President - Marketing
  Services of The Pillsbury Company (multi-national food company) since
  1992; prior thereto Vice President and General Manager, Desserts and
  Specialty Products at such company since 1991
Geoffrey W. Smith, Vice President of LTI Ventures Leasing Corporation        50       1986
  (engaged in the financing of high-tech office automation equipment) since
  1993; prior thereto Director of U.S. Multinational Division of The First
  National Bank of Boston since 1991
Thomas C. Sullivan, Chairman and Chief Executive Officer of RPM, Inc.        58       1995
  (manufacturer of specialty chemicals and coatings) since 1971(6)

                                                                                   SERVED AS
                       NAME AND PRINCIPAL OCCUPATION                               DIRECTOR
                        FOR THE PAST FIVE YEARS(1)                           AGE     SINCE
---------------------------------------------------------------------------  ---   ---------
                DIRECTORS WHOSE TERMS EXPIRE IN 1997
William K. Hall, President and Chief Executive Officer of Eagle Industries,  52       1980(8)
  Inc. (manufacturer of building, electrical and transportation products)
  since 1990(7)
Stephen P. Huffman, Retired Vice President - Planning and Human Resources    56       1984
  of Blue Diamond Growers (an agricultural cooperative) since 1995; prior thereto Vice President - Planning and Human Resources of such company since 1993; prior thereto Vice President - Administration of such company
Donald K. Miller, Chairman of Greylock Financial Inc. (engaged in the        64       1988
  financing of management and leveraged buyouts) since 1992 and also
  President and Chief Executive Officer of PIMCO Advisors Inc. (a
  privately-held holding company for certain ownership of PIMCO Advisors
  L.P. units) since 1994; prior thereto Vice Chairman of Thomson Advisory
  Group L.P. (now PIMCO Advisors L.P.) since 1993; prior thereto Managing
  Partner of Greylock Financial Partnership (now Greylock Financial Inc.)
  since 1986 and Chairman and Chief Executive Officer of Thomson Advisory
  Group L.P. since 1990(9)
Richard L. Molen, Chairman of the Board, President and Chief Executive       55       1985
  Officer of the Company since 1994; prior thereto President and Chief
  Executive Officer of the Company since 1993; prior thereto President and
  Chief Operating Officer of the Company(10)
Fred G. Wall, Chairman of Madsen Wire Products, Inc. (manufacturer of        61       1978
  fabricated wire products) since 1988; prior thereto and currently consultant to various manufacturing companies
---------------

 (1) Except as disclosed herein, no information is included in this Proxy Statement for any portion of a period in which a Director did not hold office as a Director of the Company.

 (2)  Mr. Michaels is a Director of HON INDUSTRIES Inc.

 (3)  Mr. Robeson is a Director of Roberds, Inc.

 (4) Mr. Rooney is a Director of Alltrista Corporation and Cooper Tire & Rubber Company.

 (5) Mr. Viviano is a Director of Chesapeake Corporation, and Hershey Foods Corporation.

 (6) Mr. Sullivan is a Director of Pioneer-Standard Electronics, Inc., and RPM, Inc.

 (7) Mr. Hall is a Director of A.M. Castle & Co., GenCorp. Inc., Falcon Building Products, Inc., and Great American Management and Investment, Inc.

 (8) Mr. Hall has served on the Company's Board of Directors from 1980 through 1989, and since 1991.

 (9)  Mr. Miller is a Director of Layne, Inc., RPM, Inc., and PIMCO Advisors
      L.P.

(10) Mr. Molen is a Director of Alltrista Corporation, and The Duriron Company, Inc.

MEETINGS BY, AND CERTAIN COMMITTEES OF, THE COMPANY'S BOARD OF DIRECTORS

     Donald K. Miller (Chairman), Stephen P. Huffman, Linda B. Keene, James F. Robeson and Geoffrey W. Smith comprise the Audit Committee of the Board of Directors. The Audit Committee meets with the Company's independent public accountants, internal auditors, and financial management executives and reviews the scope and results of audits as well as recommendations made by the Company's auditors and executives with respect to internal accounting controls. During the last fiscal year, the Audit Committee met two times.

     Fred G. Wall (Chairman), Jack D. Michaels, Patrick W. Rooney and Thomas C. Sullivan comprise the Compensation Committee of the Board of Directors. The Compensa-tion Committee sets salary and benefits policy, and determines compensation and benefit levels for the Company's Officers and certain other key employees. During the last fiscal year, the Compensation Committee met four times.

     The Board also had an Executive Committee in 1995 comprised of William K. Hall (Chairman), Thomas D. Gleason, Donald K. Miller, Richard L. Molen, and Fred
G. Wall. In December, 1995, the Board approved the elimination of the Executive Committee and the redistribution of its duties to the full Board and to the Nominating Committee, renamed the Nominating and Governance Committee. In 1995, the Executive Committee met four times.


     Thomas D. Gleason (Chairman), Jack D. Michaels and James F. Robeson comprise the Nominating and Governance Committee. This Committee seeks out and reviews the qualifications of possible candidates for Board membership. Shareholders may submit nominee recommendations, complete with qualifications, to any member of the Committee at any time. The Committee recommends to the Board of Directors candidates for election as Directors at annual meetings, candidates to fill vacancies on the Board, and candidates for Committees of the Board. The Committee also conducts the annual CEO and Board evaluations. During 1995, the Committee met three times.


     During the last fiscal year, the Board of Directors met nine times. No Director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof during the time such person was a Director and member of any such Committee.

COMPENSATION OF DIRECTORS


     The Company's non-employee Directors ("Outside Directors") receive annual base compensation of $15,000, plus additional compensation of $900 per Board meeting attended. Effective April 1, 1996, Directors not vested in the Directors' Retirement Plan, which has been discontinued (see page 6 herein), will receive annual base compensation of $19,000. The Chairman of the Compensation Committee receives additional compensation of $3,000 per year. The Chairmen of the Audit and Nominating and Governance Committees receive additional compensation of $1,500 per year. Each Committee member (including the Chairman of the Committee) receives $700 for each Committee meeting attended. Additionally, Directors receive consulting fees of $500 for each half day of service provided outside their normal duties as Directors when such services are provided at the request of management of the Company and $500 for Board of Directors' visits to Company plant sites. Directors receive $2,500 for attendance at Board of Directors' retreat meetings but such fee is in lieu of all meeting fees for Board and Committee meetings held during such retreat. No Director who is an employee of the Company receives any compensation for services as a Director.


DIRECTOR PLANS

     Outside Directors may elect to defer payment of their fees or take part or all of their annual base fees in the form of stock options, pursuant to the Company's 1987 Director Stock Option Plan (the "1987 Plan"). The 1987 Plan provides for the automatic grant of options to purchase 5,625 shares (adjusted for stock splits) of the Company's Common Stock every third year, commencing in 1988, on the second business day after the Annual Meeting of Shareholders. Options are granted to Outside Directors at a purchase price equal to 100 percent of the fair market value of the Common Stock on the date of grant.


     In addition to options granted automatically every three years, if an Outside Director files an irrevocable election with the Secretary of the Company at least six months prior to July 1 of any year and on such other date(s) as may be designated from time to time electing not to receive all or a portion of his or her annual base compensation to be earned in the following 12 month period beginning July 1 and ending June 30, then the Company shall grant options automatically on July 1 or such other dates, if applicable, to such Outside Director. The number of shares of Common Stock for which options will be granted will be the nearest number of whole shares of Common Stock determined in accordance with the following formula:


    Portion of Annual Base
  Compensation Not Received   =    Number of Shares
-----------------------------
          Fair Market
       Value minus $1.00

     For the 12 month period beginning July 1, 1996, and ending June 30, 1997, Outside Directors have elected not to receive, in the aggregate, $90,000 of their annual base compensation and to have the Company grant options to them on July 1, 1996, based on such elections in accordance with the 1987 Plan. The option price per share of the Common Stock covered by such options will be $1.00.


     No options may be exercised before the second Annual Meeting of Shareholders of the Company following the date they were granted, except upon a change in control (as defined in the 1987 Plan), or due to retirement from the Board of Directors because of total and permanent disability, expiration of a Director's term of office, or otherwise in accordance with the current Board of Directors' policy or upon the death of the option holder. A notice to exercise an option must be accompanied by full payment of the purchase price for the Common Stock being purchased. The 1987 Plan, which is effective for ten years, is administered by a Committee consisting of three Officers and two key employees of the Company not entitled to participate in the 1987 Plan.

     In 1990, the Company adopted a Directors' Retirement Plan whereby each Outside Director who has served as a member of the Board of Directors five years or more and each former employee Director who has served as a member of the Board of Directors five years or more after retirement or termination as an employee of the Company will earn an annual retirement benefit of $5,000 plus $1,000 for each year of service as an Outside Director (prorated for partial years) in excess of five years service, not to exceed a maximum annual benefit of $10,000. Retirement benefits will commence when specified by an eligible Director after retirement from the Board of Directors, but not earlier than age 60 or later than age 70, and will continue for a period equal to the number of full years of service as an Outside Director, not to exceed 12 years.


     In February, 1996, the Board of Directors elected to discontinue the Directors' Retirement Plan, freezing retirement benefits for those Board members vested in such Plan through their current term, and in lieu of such benefits for those Directors not vested in such Plan, effective April 1, 1996, increasing such non-vested Directors' annual base compensation by $4,000. Those Directors receiving an increase in base compensation have elected to receive the maximum amount of such increase in $1.00 stock options as permitted under the 1987 Plan.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of February 1, 1996, for each Director and nominee and for each of the Executive Officers named in the Summary Compensation Table (the "Named Executive Officers"), and for all Directors, nominees and Executive Officers as a group. For purposes of the table, a person is considered to "beneficially own" any shares of Common Stock (i) over which the person exercises sole or shared voting or investment power or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days after February 1, 1996.

                               AMOUNT AND
                               NATURE OF
     NAME OF BENEFICIAL        BENEFICIAL
          OWNER(1)            OWNERSHIP(2)
----------------------------  ------------
Thomas A. Frederick.........       6,778(3)
Thomas D. Gleason...........      16,225(4)
William K. Hall.............       8,212(5)
Timothy G. Howard...........      29,590(6)
Stephen P. Huffman..........      81,883(7)
Linda B. Keene..............         700(8)
Jack D. Michaels............       1,000
Nancy A. Michaud............       4,925(9)
Donald K. Miller............      54,177(10)
Richard L. Molen............     183,309(11)
James F. Robeson............       1,000(12)
Patrick W. Rooney...........         200
Geoffrey W. Smith...........      43,676(13)
Thomas C. Sullivan..........       2,250

                               AMOUNT AND
                               NATURE OF
     NAME OF BENEFICIAL        BENEFICIAL
          OWNER(1)            OWNERSHIP(2)
----------------------------  ------------
Joseph P. Viviano...........         500(14)
Fred G. Wall................      16,592(15)
Pamela J. Whipps............       3,718(16)
All Directors, Nominees and
  Executive Officers as a
  Group (17 persons)........     454,535(17)
Gary E. Morin...............      18,973(18)

---------------

 (1) All shares are held with sole voting and sole investment power unless otherwise indicated in the footnotes below.

 (2) Except for Richard L. Molen whose Common Stock ownership is 1.35 percent, no such beneficial owner owns more than one percent of the issued and outstanding shares of Common Stock of the Company. All Directors, Nominees and Executive Officers as a group own 3.3 percent of the issued and outstanding shares of Common Stock of the Company as of February 1, 1996.

 (3) Mr. Frederick has shared voting and shared investment power with respect to 491 shares held jointly with his wife. The total amount also includes 2,753 shares as to which Mr. Frederick holds options exercisable within 60 days.

 (4) The total amount also includes 13,377 shares as to which Mr. Gleason holds options exercisable within 60 days.

 (5) Mr. Hall has shared voting and shared investment power with respect to 450 shares held jointly with his wife. The total amount also includes 6,609 shares as to which Mr. Hall holds options exercisable within 60 days.

 (6) Mr. Howard has shared voting and shared investment power with respect to 5,545 shares held jointly with his wife. The total amount also includes 20,937 shares as to which Mr. Howard holds options exercisable within 60 days.

 (7) Mr. Huffman has sole voting and sole investment power with respect to 63,918 shares held in trust for the benefit of himself and his family. Mr. Huffman has shared voting and shared investment power with respect to 2,706 shares held jointly with his wife and with respect to 3,300 shares held by his children. The total amount also includes 11,959 shares as to which Mr. Huffman holds options exercisable within 60 days.

 (8) Ms. Keene has shared voting power and shared investment power with respect to 700 shares held jointly with her husband.

 (9) Ms. Michaud has shared investment power with respect to 390 shares held by her husband. The total amount also includes 2,437 shares as to which Ms. Michaud holds options exercisable within 60 days.

(10) Mr. Miller has sole voting and sole investment power with respect to 46,425 shares, of which 16,000 are held by him as custodian for his children. Mr. Miller has shared investment power with respect to 975 shares held by his wife. The total amount also includes 7,752 shares as to which Mr. Miller holds options exercisable within 60 days.

(11) Mr. Molen has shared investment power with respect to 33,781 shares held by his wife and 2,338 shares held by his children. The total amount also includes 113,409 shares as to which Mr. Molen holds options exercisable within 60 days.

(12) Mr. Robeson has shared investment power with respect to 1,000 shares held by his wife.

(13) Mr. Smith has sole voting and sole investment power with respect to 32,045 shares, of which 4,865 shares are held in trust for the benefit of his children and 1,827 shares are held by him as custodian for his children. The total amount also includes 11,631 shares as to which Mr. Smith holds options exercisable within 60 days.

(14) Mr. Viviano has shared voting and shared investment power with respect to 500 shares held jointly with his wife.

(15) Mr. Wall has sole voting and sole investment power with respect to 2,598 shares, of which 2,000 shares are held in trust for his benefit. The total amount also includes 13,994 shares as to which Mr. Wall holds options exercisable within 60 days.

(16) The total amount also includes 3,063 shares as to which Ms. Whipps holds options exercisable within 60 days.

(17) The total amount includes 207,921 shares which are subject to options exercisable within 60 days.

(18) Mr. Morin has shared voting and shared investment power with respect to 31 shares held jointly with his wife. The total amount also includes 18,942 shares as to which Mr. Morin holds options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to Shareholders known to the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                               AMOUNT
                                AND
                             NATURE OF      PERCENT
   NAME AND ADDRESS OF       BENEFICIAL       OF
     BENEFICIAL OWNER        OWNERSHIP     CLASS(4)
--------------------------   ----------    ---------
David L. Babson & Co.,
Inc.(1)
One Memorial Drive
Cambridge, MA
02142-1300                   1,383,350       10.30%
Sanford C. Bernstein &
Co., Inc.(2)
One State Street Plaza
New York, NY 10004             874,400        6.50%
The Parnassus Fund(3)
One Market
Steuart Tower -
Suite #1600
San Francisco, CA 94105        698,700        5.20%

(1) This information is taken from the Schedule 13G, dated February 12, 1996, filed by David L. Babson & Co., Inc. with the Securities and Exchange Commission, which disclosed David L. Babson & Co., Inc. has sole voting power with respect to 968,200 shares, shared voting power with respect to 415,150 shares, and sole investment power with respect to 1,383,350 shares.

(2) This information is taken from the Schedule 13G, dated February 7, 1996, filed by Sanford C. Bernstein & Co., Inc. with the Securities and Exchange Commission, which disclosed Sanford C. Bernstein & Co., Inc. has sole voting power with respect to 680,500 shares, shared voting power with respect to 12,400 shares, and sole investment power with respect to 874,400 shares.

(3) This information is taken from the Schedule 13G, dated February 9, 1996, filed by The Parnassus Fund with the Securities and Exchange Commission, which disclosed The Parnassus Fund has sole voting power with respect to 698,700 shares.

(4) Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.
---------------

                        REPORT OF COMPENSATION COMMITTEE

     Decisions on compensation and stock options of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the "Committee") which is comprised of non-employee Directors.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Company's executive compensation program is designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock. This strategy is designed to attract and retain the best possible executive talent, to motivate these executives to achieve the Company's goals, to link executive and Shareholder interests, and to provide a compensation package that recognizes individual contributions as well as overall business results. In reviewing the individual performance of the named Executive Officers whose compensation is detailed in this Proxy Statement, other than Mr. Richard L. Molen, the Chief Executive Officer, the Committee takes into account the views of Mr. Molen.

     The Committee compares the Company's executive compensation structure against those of other industrial manufacturers whose size is adjusted to that of the Company. The Committee believes that industrial manufacturers generally represent the Company's most direct competitors for executive talent. A majority of those industrial companies are not included in the Performance Graph on page 14 herein, as the Company uses the Standard & Poor's Composite Leisure Time Index, which is more representative of the Company's lines of business. The Committee's policy is to establish midpoints of base salary ranges and total compensation at the 50th percentile level of industrial midpoints for comparable positions and to adjust such midpoints annually to maintain that level. The Company's overall executive compensation levels are below such 50th percentile midpoints.

     The key elements of the Company's 1995 executive compensation program consist of Base Salary, the Profit Sharing Bonus Plan, the Long-Term Incentive Plan and Stock Options, as well as the 1993 CEO Long-Term Performance Plan (the "CEO Plan") for Mr. Molen. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. The Committee has reviewed Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deduction for certain executive compensation and, based on present levels of compensation, does not anticipate the loss of deductibility for any compensation paid over the next year.

BASE SALARY

     Base salary ranges for Executive Officers are determined by periodic recommendations by an independent compensation consultant who evaluates the responsibilities of each such position, and compares the Company's salary level for the position to comparable positions at other industrial companies nationwide. The Company's policy is to establish midpoints of such base salary ranges at the 50th percentile level of industrial midpoints for comparable positions, and to adjust such midpoints annually to maintain that level. Annual salary adjustments within such base salary ranges are determined by evaluating both the performance of the Executive Officer and the Executive Officer's current base salary as a percentage of his or her target base salary range midpoint, using a matrix which reflects the Company's overall annual salary increase budget. Generally speaking, the higher the performance level and the lower the percentage that current base salary represents of the base salary range midpoint, the higher the percentage of base salary increase. Performance of an Executive Officer is evaluated based upon the employee's accomplishment of his or her duties, objectives established by his or her supervisor (in the case of Mr. Molen by the Board of Directors), and general management abilities.

PROFIT SHARING BONUS PLAN


     Executive Officers may receive bonuses based upon corporate and individual performance objectives established at the beginning of each year. The corporate performance measure for bonus payments in 1995 established by the Committee was based equally on return on average net assets ("RONA") and on earnings per share ("EPS"). For 1995, threshold level bonus would have been achieved when RONA was
8.0 percent and EPS reached $1.22. Individual performance is based on performance of personal goals. Personal goals are both qualitative, such as certain business strategy development and/or implementation, improved customer satisfaction, management effectiveness and personal development, and quantitative, such as achieving cost reduction, production and sales goals. In 1995, the Company reported a RONA of 0 percent and a net loss per share of $0.78. Based on these results, none of the Executive Officers, including Mr. Molen, was awarded a bonus, other than Mr. Frederick who received a bonus for past services as President of Huffy Service First, Inc.


LONG-TERM INCENTIVE PLAN

     The Executive Officers participate in the Company's Long-Term Incentive Plan which is based on the average return on equity ("ROE") achieved by the Company over a three-year period. Under this plan, in 1995 Executive Officers were each eligible to earn maximum awards ranging from 35 percent to 68 percent (100 percent for Mr. Molen) of their average three-year salary midpoint over the three-year award cycle, depending on position. In 1995, for the three-year award cycle ended December 31, 1994, the ROE targets were 13.7 percent for the award of 50 percent (excluding the impact of the implementation of Statement of Financial Accounting Standards ("SFAS")

No. 112, employers' accounting for post-employment benefits, and the effect of the restructure at True Temper Hardware Company), and 13.4 percent for the other 50 percent, which represents the average ROE of the Standard & Poor's 400 Industrials over the same period. During this three-year award cycle, the Company's average ROE was 11.4 percent (excluding the impact of the implementation of SFAS No. 112, employers' accounting for post-employment benefits, and the effect of the restructure at True Temper Hardware Company) and
7.3 percent, including SFAS No. 112 and such restructure. As a result, in 1995, none of the Executive Officers, including Mr. Molen, received a payment.

STOCK OPTIONS

     Under the Company's 1988 Stock Option Plan and Restricted Share Plan, stock options may be granted by the Committee to the Company's Executive Officers and other key managers. The Committee sets guidelines for the size and frequency of awards of stock option grants which are based upon the employee's position and base salary. Mr. Molen and all other Executive Officers are eligible to receive an annual grant equal to approximately 85 percent of their base salary (subject to eligibility for additional options as described below) divided by the closing price of the Common Stock on the New York Stock Exchange on the date of grant. Stock options are granted to Executive Officers with an exercise price equal to the closing market price of the Common Stock on the date of grant and currently become exercisable in three equal, annual installments commencing three years from the date of grant. This approach is designed to motivate the creation of Shareholder value over the long term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation occurs over a number of years. In 1995, Mr. Molen received options to purchase 41,286 shares of the Common Stock with an exercise price of $11.125 per share. The options become exercisable ratably over a three-year period beginning in December, 1998. As of February 1, 1996, Mr. Molen beneficially owned 183,309 shares of Common Stock.

     In order to align the interests of Shareholders and management, the Board of Directors approved an Executive Stock Ownership program in 1994, commencing in 1995, which sets guidelines for stock ownership for Executive Officers and other key personnel. Under the guidelines, in order to be awarded additional stock options, equal to approximately 17 percent of their base salary, the Chief Executive Officer and all other Executive Officers are required to own Common Stock equal to 1.5 times and 1 to 0.5 times their salaries, respectively, with measured interim ownership goals to be attained over a ten year period.

1993 CEO LONG-TERM PERFORMANCE PLAN

     Under the CEO Plan, Mr. Molen may earn a cash performance award if, and only if, the Company achieves the requisite Total Shareholder Return (as defined in the CEO Plan to include the annual rate of growth of the Common Stock and dividends paid on such stock) on a Beginning Share Price (as defined in the CEO
Plan) during the applicable performance period. For the performance period beginning January 1, 1993, and ended December 31, 1995, the Beginning Share Price was $16.25 and a Total Shareholder Return of 15 percent or greater was required on December 31, 1995 for the receipt of a performance award by Mr. Molen. A Total Shareholder Return of 15 percent was not achieved for this period and, thus, no award was made.

     Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and returns to Shareholders, a policy the Committee intends to continue.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)

    Jack D. Michaels, Patrick W. Rooney, Thomas C. Sullivan and Fred G. Wall
---------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph set forth on page 14 shall not be incorporated by reference into any such filings.

              CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

     The Company, in the ordinary course of business, selected Columbus Circle Investors in 1991 as one of its four investment advisors for Company pension funds. Mr. Donald K. Miller, a Director of the Company, is a Director of PIMCO Advisors L.P., of which Columbus Circle Investors is a sub-partnership. Fees paid to Columbus Circle for services rendered in 1995 aggregated $99,498, which fees were generally competitive with those offered by other investment advisors providing similar services.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for 1995 were Fred G. Wall (Chairman), Jack D. Michaels, Patrick W. Rooney and Thomas C. Sullivan, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company serves as a Director or as a member of a Committee of any company of which any of the Company's Directors are executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER INFORMATION

     The following table shows, for the fiscal years ended December 31, 1993, 1994 and 1995, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated Executive Officers, including Richard L. Molen, the current Chairman, President and Chief Executive Officer of the Company, and a former Officer of the Company, in all capacities in which they served:

                                                    SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM COMPENSATION
                                                                                 --------------------------------------
                                                 ANNUAL COMPENSATION                         AWARDS           PAYOUTS
                                       ---------------------------------------   -----------------------     ----------
                                                                      OTHER                     NUMBER
                                                                      ANNUAL     RESTRICTED      OF                       ALL OTHER
           NAME AND                                                  COMPENSA-     STOCK       OPTIONS/        LTIP        COMPENSA-
      PRINCIPAL POSITION      YEAR     SALARY(1)    BONUS(1)         TION(2)     AWARD(S)      SARS(3)      PAYOUTS(4)      TION(5)
----------------------------  ----     ---------    --------       -----------   ----------   ----------     --------     ---------
Richard L. Molen              1995     $424,996     $      0        $ 2,184        $0          41,286       $      0       $93,914
  Chairman of the Board,      1994      387,762      171,800          1,550         0          25,351              0        94,507
  President and Chief         1993      341,076       99,275          2,486         0          16,767         85,192        90,516
  Executive Officer
Thomas A. Frederick(6)        1995      145,000       25,325          1,974         0          14,086              0        14,397
  Vice President -            1994      131,117       60,000          3,286         0          10,379              0        14,145
  Finance and Chief           1993      118,374       49,450          2,375         0           2,831              0         3,425
  Financial Officer
Timothy G. Howard             1995      142,000            0          2,597         0          13,794              0        19,042
  Vice President -            1994      133,236       36,650            913         0           8,471              0        19,297
  Controller                  1993      123,819       23,250            929         0           3,090         11,666        19,989
Nancy A. Michaud              1995      140,000            0          1,826         0          13,600              0        14,533
  Vice President - General    1994      129,577       33,625          1,180         0           8,351              0        13,372
  Counsel and Secretary       1993      102,815       19,925          1,837         0           2,589              0         5,313
Pamela J. Whipps              1995      105,000            0            511         0          10,200              0         4,252
  Vice President -            1994       90,430       22,575            330         0           6,246              0         3,102
  Treasurer                   1993           --           --             --        --              --             --            --
Gary E. Morin                 1995      225,629            0            710         0               0              0         3,079
  Former Executive Vice       1994      238,862       86,200          1,314         0          14,376              0         9,236
  President and Chief         1993      222,547       69,000          3,334         0           8,088         17,588         8,941
  Operating Officer


---------------

(1) "Salary" and "Bonus" include amounts that would have been payable currently, but were deferred at an election of an Executive Officer, such as through the Company's 401(k) Savings Plan.

(2) The compensation listed represents the amounts reimbursed to the Named Executive Officers for the payment of taxes. No perquisites were provided or other personal benefits paid to a Named Executive Officer in 1995 which exceeded the lesser of $50,000 or ten percent of the total annual salary and bonus reported for such Named Executive Officer.

(3) These numbers represent options for shares of the Company's Common Stock granted pursuant to the Company's 1988 Stock Option Plan and Restricted Share Plan. See the next table labeled "Option Grants in Last Fiscal Year" for more detailed information on such options.

(4) Long Term Incentive Pay consists of amounts paid to each of the Named Executive Officers under the Company's Long-Term Incentive Plan discussed later in this Proxy Statement under the table labeled "Long Term Incentive Plans." There were no awards for the three-year award cycle ended December 31, 1994, and the Company anticipates there will be no awards for the three-year award cycle ended December 31, 1995.

(5) "All Other Compensation" includes (i) Company contributions to the Company's 401(k) Savings Plan in the amount of $3,079 each for Richard L. Molen, Nancy
    A. Michaud, and Gary E. Morin; $2,900 for Thomas A. Frederick; $2,855 for Timothy G. Howard; and $1,700 for Pamela J. Whipps to match 1995 pre-tax elective deferral contributions (included under "Salary" and "Bonus") made by each Named Executive Officer to such plan; (ii) amounts distributed of $65,000, $6,000, $11,000, and $6,300 under the Company's Capital
    Accumulation Plan to Richard L. Molen, Thomas A. Frederick, Timothy G. Howard, and Nancy A. Michaud, respectively, and accrued interest of $13,899, $1,397, $1,614, and $1,681 (being interest earned in excess of 120 percent of the applicable federal long term rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended), by Richard L. Molen, Thomas
    A. Frederick, Timothy G. Howard, and Nancy A. Michaud, respectively, on the Company's Capital Accumulation Plan (Richard L. Molen and Timothy G. Howard deferred salary in 1985 and 1986, and Thomas A. Frederick and Nancy A. Michaud deferred salary in 1987 pursuant to such plan); and (iii) the principal amounts of $11,936, $4,100, $3,573, $3,473, and $2,552 credited by the Company for Richard L. Molen, Thomas A. Frederick, Timothy G. Howard, Nancy A. Michaud, and Pamela J. Whipps, respectively, pursuant to the Company's Special Deferred Compensation Agreements. Refer to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" later in this Proxy Statement for descriptions of such special deferred compensation agreements.

(6) Mr. Frederick was elected Vice President - Finance and Chief Financial Officer in December, 1994. Prior thereto, Mr. Frederick was President and General Manager of Huffy Service First, Inc., a wholly owned subsidiary of the Company, and received a 1995 bonus as a result of his past services at such company.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1988 Stock Option Plan and Restricted Share Plan ("1988 Plan") to the Named Executive Officers for the year ended December 31, 1995, all of which are reflected in the Company's Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                          ----------------------------------------------------------             POTENTIAL
                                             % OF                                             REALIZABLE VALUE
                            NUMBER          TOTAL                                            AT ASSUMED ANNUAL
                              OF           OPTIONS                                             RATES OF STOCK
                          SECURITIES      GRANTED TO      EXERCISE                           PRICE APPRECIATION
                          UNDERLYING      EMPLOYEES        OR BASE                           FOR OPTION TERM(3)
                           OPTIONS        IN FISCAL       PRICE PER      EXPIRATION      --------------------------
         NAME             GRANTED(1)         YEAR         SHARE(2)          DATE             5%             10%
-----------------------   ----------      ----------      ---------      -----------     ----------      ----------
Richard L. Molen.......     41,286           12.06%        $11.125        12/11/05        $ 288,856       $ 732,017
Thomas A. Frederick....     14,086            4.11%         11.125        12/11/05           98,552         249,750
Timothy G. Howard......     13,794            4.03%         11.125        12/11/05           96,509         244,573
Nancy A. Michaud.......     13,600            3.97%         11.125        12/11/05           95,152         241,133
Pamela J. Whipps.......     10,200            2.98%         11.125        12/11/05           71,364         180,850
Gary E. Morin..........          0              --              --           --                  --              --

---------------

(1) The options were granted pursuant to the Company's 1988 Plan which was approved by the Shareholders. All options granted under the 1988 Plan in 1995 are non-qualified stock options. No stock appreciation rights were granted and no restricted shares were awarded under the 1988 Plan in 1995.

(2) The Common Stock closing market price on date of grant, December 11, 1995, was $11.125. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of delivery or by a combination of cash and Common Stock. The options become exercisable ratably over a three-year period beginning in 1998. Upon a change in control (as defined in the 1988 Plan), all options then outstanding become fully and immediately exercisable and the then outstanding option of an employee whose employment is terminated, except for cause, within three months of such change in control shall remain exercisable for three months from the date of such termination, but not after the expiration of the exercise period. Those employees who terminate employment due to disability or retirement may exercise non-qualified stock options after such termination of employment until the latter of (a) one year after the first exercise date for the last shares to become exercisable under the terms of the option grant, or (b) three years after the date of the employee's termination of employment. Under the 1988 Plan, upon the death of an employee or a retired or disabled former employee, all options under the 1988 Plan shall remain exercisable for six months following the date of death. Except as set forth above, upon termination of employment, all options terminate.

(3) Calculated on option terms of ten years beginning December 11, 1995, through December 11, 2005, with annual compounding. The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended December 31, 1995, and unexercised options held as of December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                               NUMBER OF      VALUE REALIZED          OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                                SHARES       (MARKET PRICE AT            YEAR-END(1)               AT FISCAL YEAR-END(1)(2)
                               ACQUIRED       EXERCISE LESS      ----------------------------    ----------------------------
           NAME               ON EXERCISE    EXERCISE PRICE)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------   -----------    ----------------    -----------    -------------    -----------    -------------
Richard L. Molen...........         0             $    0           113,407          99,466        $ 161,969          $ 0
Thomas A. Frederick........         0                  0             4,722          29,990            9,216            0
Timothy G. Howard..........         0                  0            20,937          28,704           18,204            0
Nancy A. Michaud...........       563              1,432             2,437          25,728                0            0
Pamela J. Whipps...........         0                  0             3,063          18,196                0            0
Gary E. Morin..............         0                  0            18,942               0                0            0
---------------

(1) The number of unexercised options includes options granted under the Company's 1984 Stock Option Plan ("1984 Plan") (after December, 1987, no further options or stock appreciation rights ("SARs") were granted under the 1984 Plan); and the 1988 Plan. No SARs were issued or outstanding as of December 31, 1995 under the 1984 Plan or 1988 Plan.

(2) The value of "in the money" options is calculated on a per share basis as the amount by which the fair market value of a share of the underlying Common Stock represented by an option exceeds, as of December 31, 1995, the per share exercise price of the option.

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made to the Named Executive Officers during the last fiscal year under the Company's Long-Term Incentive Plan ("LTIP"). No payments were made under the LTIP in the year ended December 31, 1995.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                          NUMBER OF SHARES,         PERFORMANCE OR          NON-STOCK PRICE BASED PLAN(2)
                                UNITS             OTHER PERIOD UNTIL      ----------------------------------
         NAME              OR OTHER RIGHTS       MATURATION OR PAYOUT     THRESHOLD     TARGET      MAXIMUM
-----------------------   -----------------    ------------------------   ---------    ---------    --------
Richard L. Molen.......          (1)           3 years ending 12/31/98    $114,978     $ 229,954    $459,908
Thomas A. Frederick....          (1)           3 years ending 12/31/98      13,808        27,460     54,918
Timothy G. Howard......          (1)           3 years ending 12/31/98      13,522        26,892     53,782
Nancy A. Michaud.......          (1)           3 years ending 12/31/98      13,332        26,512     53,026
Pamela J. Whipps.......          (1)           3 years ending 12/31/98      10,000        19,884     39,768

---------------

(1) Effective in 1995, LTIP awards were made to Executive Officers based on the Company's actual earnings to be achieved during the period as compared to the earnings' target established by the Company's Compensation Committee prior to the commencement of the award period. The earnings' targets set are designed to return the Corporation's earnings level over the three-year period to a positive Economic Value Added (defined as earnings before interest and taxes minus an asset usage charge using the Company's weighted average cost of capital). Any award earned for 1996 is payable one-third in 1997; one-third in 1998; and the balance in 1999. The 1998 and 1999 payments may be reduced to zero if the Company's actual earnings for the immediately preceding year fall short of the then established targets.

(2) The amounts calculated assume eight percent annual base salary increases.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total Shareholder return on its Common Stock with the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Composite Leisure Time Index ("Leisure Index") for the five-year period ended December 31, 1995:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 HUFFY CORPORATION, S&P 500 AND LEISURE INDEX*

      MEASUREMENT PERIOD                                          LEISURE IN-
    (FISCAL YEAR COVERED)            HUFFY          S&P 500           DEX
1990                                       100             100             100
1991                                       226             134             132
1992                                       169             144             176
1993                                       196             158             193
1994                                       164             160             186
1995                                       115             218             225

* Assumes $100 invested on December 31, 1990 in Company Common Stock, the S&P 500 and the Leisure Index and the reinvestment of dividends.

PENSION PLAN TABLE

     The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a defined benefit pension plan which provides benefits to salaried employees not otherwise covered under another pension plan of the Company. The following table shows the estimated annual benefits (assuming payments made on the normal life annuity with 12 months certain) payable upon retirement at age 65 to an employee in specified compensation and years of service classifications.(1)

                                        YEARS OF SERVICE
                -----------------------------------------------------------------
COMPENSATION       15            20            25            30            35
-----------     ---------     ---------     ---------     ---------     ---------
$   100,000     $  21,256     $  27,508     $  33,760     $  40,012     $  40,012
    250,000        55,006        72,508        90,010       107,512       107,512
    400,000        88,756       117,508       146,260       175,012       175,012
    550,000       122,506       162,508       202,510       242,512       242,512
    700,000       156,256       207,508       258,760       310,012       310,012
    850,000       190,006       252,508       315,010       377,512       377,512

---------------

(1) The Internal Revenue Code of 1986, as amended (the "Code"), places certain limitations on the annual pension benefits which can be paid from the Retirement Plan. Such limitations are not reflected in the table. This table reflects the total aggregate benefits payable annually upon retirement under both the Retirement Plan and the Company's Supplemental/Excess Benefit Plan ("Benefit Plan"), which is discussed below. The Benefit Plan requires an offset of one-half of the Social Security primary insurance amount ("PIA"), and such amount has been deducted from the figures in the table. The PIA amount used in developing the above figures is $14,976. Thus, the offset is $7,488 for a person with 30 or more years of service.

     Monthly benefits upon normal retirement (age 65) are the sum of (i) 0.9 percent of final average monthly compensation (as defined under the Retirement Plan to include salary, incentive compensation, commissions and overtime pay and based upon the highest three consecutive years in the last ten) up to the monthly Social Security Covered Compensation Amount, plus 1.3 percent of the amount by which final average monthly compensation exceeds the monthly Social Security Covered Compensation Amount, times years of service (to a maximum of 30 years) and (ii) .075 percent of final average monthly compensation (to a maximum of $4,166.67) times years of service (to a maximum of 20 years). Additional provisions for early retirement are included. Mr. Molen has 27 years of credited service, Mr. Frederick has 9 years of credited service, Mr. Howard has 22 years of credited service, Ms. Michaud has 9 years of credited service, and Ms. Whipps has 5 years of credited service. The 1995 compensation covered under the Retirement Plan and Benefit Plan for each of the Named Executive Officers was as follows: $596,796 for Mr. Molen; $205,000 for Mr. Frederick; $178,650 for Mr. Howard; $173,625 for Ms. Michaud; and $127,575 for Ms. Whipps.

     The Company has established the Benefit Plan which provides additional benefits to participants in the Retirement Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code and Section 2004 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under the Benefit Plan, Executive Officers and certain key employees will receive at the same time and in the same form as benefits paid under the Retirement Plan, additional benefits in a monthly amount which, when added to the benefits paid to the participant under the Retirement Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code and ERISA to the extent such limitations apply, and the amount by which the sum of 45 percent of final average monthly compensation (as defined under the Benefit Plan to include salary and bonus and based upon the highest three years in the last ten) less 50 percent of the monthly PIA payable under Social Security, with the difference prorated for less than 30 years of service, plus $2,500 per year, exceeds benefits payable only under the Retirement Plan. The Benefit Plan also provides that Executive Officers and certain key employees will be provided benefits beginning at age 58, in an amount equal to such participants' then ac-crued benefits without actuarial reduction for early commencement in the event of (i) a "change-in-control" of the Company, as defined in the Benefit Plan, and
(ii) subsequent termination of employment. Except as noted in the preceding sentence, benefits under the Benefit Plan will be reduced to an actuarial equivalent to reflect early distribution in the same manner as benefits under the Retirement Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts between the Company and any Executive Officers of the Company.

     The Named Executive Officers and certain other key employees of the Company each have a Special Deferred Compensation Agreement pursuant to which on each January 1 the Company credits to an account for such employee an amount equal to two percent of the aggregate of the base salary paid in the preceding calendar year and bonus paid or credited to such employee under the Profit Sharing Bonus Plan for preceding calendar year results. The aggregate amount in such account is to be paid to the employee, subject to certain forfeitures, following termination of employment. Such amounts for calendar year 1995 have been included in the Summary Compensation Table.

     Named Executive Officers, except for Pamela J. Whipps, have deferred compensation and receive benefits under the Company's Capital Accumulation Plan (the "Capital Accumulation Plan") adopted in 1985. No current compensation is being deferred by Executive Officers under the Capital Accumulation Plan at the present time. Based upon the amount of such compensation deferred in 1985, 1986, and 1987, the Company has agreed to pay certain annual amounts (a) on the first day of each of the eighth through eleventh years following the deferral to each such participant and (b) generally beginning at age 65 or upon retirement, whichever occurs later, to each such participant or to designated beneficiaries upon such participant's death after retirement, until such participant reaches (or would have reached) age 80. These annual amortized amounts will be calculated on the basis of attributing from 19 to 24 percent per annum interest to the deferrals, with each payment under clause (a) above equaling the amount of the original deferral. A lump sum benefit equal to any remaining balance of deferred amounts, with annual interest at the rate noted below, will be paid in lieu of any annual benefits if (i) a participant terminates employment with the Company other than by death or disability prior to retirement (10 percent interest) or the Company terminates the participant's employment for certain reasons other than cause or competing with the Company (20 percent interest);
(ii) a participant dies prior to retirement (20 percent interest); or (iii) the Capital Accumulation Plan is terminated by the Company because a change in federal or state laws, or judicial or administrative interpretation thereof, has materially affected its cost to the Company (20 percent interest). The Company will make supplemental pension payments to persons participating in the Capital Accumulation Plan to the extent pension benefits are reduced due to participation in such plan. Distributions made and interest accrued in excess of 120 percent of the applicable federal long term interest rate provided under
Section 1274(d) of the Code for the benefit of the Named Executive Officers have been included in the Summary Compensation Table.

     Richard L. Molen, Thomas A. Frederick and Nancy A. Michaud have each entered into a severance agreement with the Company pursuant to which the Company has agreed to provide an irrevocable letter of credit from a commercial bank (or to fund an escrow account if such letter of credit cannot be promptly issued) in the event a change-in-control (as defined in the agreements) of the Company is threatened. The letter of credit is to be for an amount equal to three times the sum of each such person's current annual salary, bonus award for the most recently completed fiscal year, and Long-Term Incentive Compensation Plan award for the most recently completed period, plus two times the Company's cost of current benefits for three years (unless the Company agrees to provide the same) and a gross up amount for applicable excise taxes, if any. If the employment of said person terminates, for any reason other than disability, retirement or death, within two years after a change-in-control of the Company occurs, the person or the person's beneficiaries shall be entitled to the above described amount in a lump sum payment. If proper demand for such payment is not made within two years from the date of the change-in-control event, the Company may terminate the letter of credit or withdraw the funds in the escrow account. If such person's employment is terminated prior to the occurrence of a change in control of the Company, payment under the severance agreement is forfeited.

     Timothy G. Howard and Pamela J. Whipps have each entered into a severance agreement with the Company which would require the Company to immediately fund an escrow account for each of them in the event a change-in-control (as defined in the agreement) of the Company is threatened. In such event, the Company must deposit into such account for the benefit of such employee an amount equal to two times the sum of his or her current annual salary, bonus award for the most recently completed year, and the Long-Term Incentive Compensation Plan payment awarded, or to be awarded, determined by whichever date is nearest to the date of the occurrence requiring the escrow deposit. If such employee's employment terminates, for any reason other than disability, retirement, or death, within two years after a change-in-control of the Company occurs, then such employee shall be entitled to benefit payments from such escrow in the aggregate amount described above. Payment of such escrow fund amount shall be made in 24 monthly installments. The escrow account shall terminate and all funds therein shall be returned to the Company two years following deposit of said funds in the escrow account if proper demand for said funds is not made by such employee under the terms of the severance agreement. If such employee's employment is terminated prior to the occurrence of a change-in-control of the Company, escrow payments are forfeited.

     Mr. Molen receives benefits under a Restricted Stock Unit Program (the "COO Program") dated January 1, 1987, whereby he received grants of 11,250 restricted units (adjusted to reflect subsequent stock splits) on January 1, 1987, 1988, 1989, 1990, and 1991. When earned, a restricted unit is equivalent to a share of the Company's Common Stock valued at fair market value (as defined in the COO Program). The restricted units will fully vest on January 1, 1997, 1998, 1999, 2000, and 2001, respectively, subject to (i) earlier vesting due to, among other things, a change-in-control of the Company (as described in the COO Program), and (ii) forfeiture due to, among other things, termination for cause. Upon grant, the restricted units accumulate additional restricted units equal to dividends paid on the Company's Common Stock. Once vested, the then actual value of each restricted unit will be paid in cash. The COO Program requires Mr. Molen not to compete with the Company for a period of five years following termination of his employment.

     Mr. Molen also may receive benefits under the 1993 CEO Long-Term Performance Plan ("CEO Plan"), effective January 1, 1993. Under the CEO Plan, Mr. Molen may earn a performance award in the form of a cash payment if, and only if, the Company achieves the requisite Total Shareholder Return (as defined in the CEO Plan to include the annual rate of growth of the Common Stock and the dividends paid on such stock) on a Beginning Share Price (as defined in the CEO
Plan) during the applicable performance period. Five performance periods were established, three of which began January 1, 1993, and end December 31, 1995, 1996, and 1997, respectively. The fourth and fifth performance periods began January 1, 1994, and 1995, respectively, and end December 31, 1998, and 1999, respectively. For the performance period beginning January 1, 1993 and ended December 31, 1995, the Beginning Share Price was $16.25 and a Total Shareholder Return of 15 percent or greater was required at the end of the performance period for the receipt of a performance award by Mr. Molen. A Total Shareholder Return of 15 percent was not achieved for this period, and, thus, no award was made. The Compensation Committee of the Board of Directors administers the CEO Plan. In the event Mr. Molen ceases to be employed by the Company for any reason other than death, permanent disability or change of control (as defined in the CEO Plan) prior to completion of a performance period, the performance award will be forfeited, and no payment with respect thereto shall be made to Mr. Molen unless determined otherwise by the Compensation

Committee. In the event of (a) death or permanent disability, or (b) a change of control, subsequent to which Mr. Molen's employment is terminated, Mr. Molen, or his estate, as the case may be, will be entitled to receive payment with respect to the performance award(s) for the performance period(s) ending the last day of the calendar year in which the death, disability or change of control occurs.

     Generally, a "change-of-control" or "change-in-control", with respect to the above-referenced plans and agreements, is the acquisition by another person or persons other than directly from the Company of more than 20 percent of the Company's outstanding shares of Common Stock; a merger, consolidation or other combination of the Company with one or more corporations as a result of which more than 49 percent of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations other than the Company; a tender offer for, or a request for invitations for the tender of, shares of Common Stock of the Company by any person; or the election to the Board of Directors of the Company by the shareholders of two or more persons not nominated as candidates for the Board of Directors in proxy statements furnished during such period on behalf of the Board of Directors of the Company.

         PROPOSAL TO AMEND THE HUFFY CORPORATION 1988 STOCK OPTION PLAN
                           AND RESTRICTED SHARE PLAN

     The Board of Directors of the Company, at its meeting on December 11, 1995, approved an amendment to the Company's 1988 Stock Option Plan and Restricted Share Plan (the "1988 Plan") which was originally approved by the Shareholders on April 15, 1988 and amended by the Shareholders on April 24, 1992. The amendment increases the number of shares subject to the 1988 Plan which expires in 1998. The purpose of the 1988 Plan is to provide an additional incentive to employees of the Company and its subsidiaries to increase Shareholder value and to remain in the employ of the Company or its subsidiaries.

     The 1988 Plan allows the grant of incentive or non-qualified options to acquire shares of the Company's Common Stock, alone or with stock appreciation rights ("SARs"), and an opportunity to subscribe for shares of Common Stock subject to restrictions set forth in the 1988 Plan ("Restricted Shares"). No incentive options, SARs or Restricted Shares have been granted under the 1988 Plan and there is no present intention to do so. Only non-qualified options have been granted. See "Executive Compensation", "Stock Options", and "Option Exercises and Holdings" for information about options granted in 1995.

     The 1988 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") consisting of non-employee Directors who are not eligible to participate in the 1988 Plan or any similar plan. The Committee selects employee participants and determines the terms and conditions and types of options and SARs, including number of shares, exercisability, and price. The 1988 Plan contains no predetermined performance measures or other criteria for determining the number of options to be granted to participants. The Committee also fixes the terms and restrictions on the offer and sale of Restricted Shares.

     Options granted under the 1988 Plan may be "incentive options" or "non-qualified options" for federal tax purposes. Incentive options must meet the provisions of Section 422A of the Internal Revenue Code of 1986, as amended. No taxable income for federal income tax purposes results to the optionee from the exercise of an incentive option at the time of exercise. Any gain recognized on the sale of stock acquired on exercise of an incentive option is considered as long-term capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and if at least two years have expired after the grant of the option. Except as hereafter indicated, the Company is not entitled to any deduction with respect to the grant or exercise of any incentive option. The option price for incentive options must be at least 100 percent of the fair market value of the stock on the date of grant, unless the optionee owns over 10 percent of the Com-pany's voting stock in which case it must be at least 110 percent. Incentive options must expire within five years from grant.

     Non-qualified options possess no tax benefit and upon exercise result in taxable gain as ordinary income equal to the difference between the market price on the date of exercise and the option price. This amount is generally treated as a tax deductible expense to the Company at the time of exercise. The option price for a non-qualified option may not be less than $1.00 per share.

     SARs may be granted together with an option under the 1988 Plan which gives an optionee the right to request that he or she be allowed to surrender the option and receive in exchange therefor cash or shares, or any combination, equal to the excess of the fair market value, on the date of the request, of one share of Common Stock over the per share option exercise price multiplied by the number of shares covered by the option so surrendered. All amounts received upon the exercise of a SAR are taxable as ordinary income to the recipient and are generally treated as a tax deductible expense to the Company.

     Restricted Shares with all the pertinent terms of sale set by the Committee may be offered for sale under the 1988 Plan. At purchase, a subscription agreement is executed containing the applicable restrictions, terms of grant and providing that the purchase price must be paid in full within ten years from the date. Payment can be in various forms but all cash dividends on the shares must be credited to and applied against the unpaid balance. Although subscribers have the status of Shareholders, no stock certificates are issued until the shares are fully paid and the shares may not be pledged, sold, margined or otherwise encumbered until the restrictions end. There are no tax advantages for the subscriber of Restricted Shares.

     The 1988 Plan, as amended, presently provides for 1,125,000 shares of Common Stock to be available. At December 31, 1995, approximately 81,000 shares remained available. Management estimates that option grants to employees over the next one to two years will amount to approximately 700,000 shares, based on current option grant policies which are expected to continue. Accordingly, the Board of Directors has approved an amendment to the 1988 Plan which, if approved by the Shareholders, would increase the number of shares available under the 1988 Plan by 650,000 additional shares, to a new total of 1,775,000. The proposed amendment is contained in the resolution attached hereto as Annex 1.

     The proposal adds an annual limitation to the 1988 Plan restricting the number of shares that may be granted in any one year to an employee. This restriction will allow the Company to treat any gain realized either from the exercise of a non-qualified stock option by an employee or from a disqualifying sale of incentive stock option stock by an employee as performance-based compensation. In such circumstances the Company will be able to deduct such gain.

     The affirmative vote of the holders of a majority of the Company's Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Proxies will be voted in favor of the resolution unless otherwise instructed by the Shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. The Board of Directors recommends a vote for the adoption of the resolution.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP as independent public accountants for the Company for calendar year 1996, subject to ratification by the Shareholders and any future contingencies that may require reconsideration. The firm of KPMG Peat Marwick LLP has served as independent public accountants for the Company since 1962. The Board of Directors recommends ratification of this appointment although it is not required by law. One or more members of KPMG Peat Marwick LLP will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and to respond to such appropriate questions as may be asked by Shareholders.

     The proposal to ratify the appointment of KPMG Peat Marwick LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. The Board of Directors recommends a vote for this proposal.

                             SHAREHOLDER PROPOSALS


     Proposals of Shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company by November 9, 1996, for inclusion in the Company's Proxy Statement and proxy relating to the 1997 Annual Meeting of Shareholders.


                                 OTHER MATTERS

     The Board of Directors does not intend to present to the meeting any matters other than those hereinbefore mentioned. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon according to their discretion and best judgment.

                                            By order of the Board of Directors

                                            /s/ Nancy A. Michaud

                                            Nancy A. Michaud
                                            Secretary


Dayton, Ohio
March 7, 1996

                                                                         ANNEX 1

                      PROPOSED AMENDMENT TO THE 1988 PLAN

RESOLVED, THAT the Huffy Corporation 1988 Stock Option Plan and Restricted Share Plan be amended as follows:

Section 5(a) of the Plan is hereby amended in its entirety to read as set forth below:

"5. SHARES SUBJECT TO THE PLAN

(a) The total number of shares of Common Stock which may be issued under the Plan shall not exceed 1,775,000 shares, subject, however, to adjustments required under the provisions of Section 5(d) hereof. The number of shares of Common Stock that may be made subject to options granted to an employee under the Plan during any calendar year shall not exceed fifteen percent (15%) of the total number of shares of Common Stock which may be issued under the Plan."

                                  HUFFY CORPORATION
                      PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 1996

P        The undersigned hereby appoints Richard L. Molen, Geoffrey W. Smith
R        and Thomas C. Sullivan, and each of them, his or her proxies, with
O        power of substitution, to vote all shares of Common Stock of HUFFY
X        CORPORATION, an Ohio corporation, which he or she may be entitled
Y to vote at the Annual Meeting of Shareholders of said Corporation to be held April 26, 1996, and at any adjournment(s) thereof, on the following matters, all of which are described in the Proxy Statement, receipt of which is hereby acknowledged:
                             Election of Directors, Nominees:
                               (For a term of three years)
                                  Jack D. Michaels,
                                  James F. Robeson,
                                  Patrick W. Rooney,
                               (For a term expiring in 1997)
                                  Joseph P. Viviano

    THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF ANY SPECIFICATIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AND FOR ALL THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD. EXCEPT FOR THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO BUSINESS OTHER THAN OF A ROUTINE NATURE TO BE BROUGHT BEFORE THE MEETING. IF ANY OTHER BUSINESS IS BROUGHT BEFORE THE MEETING, THIS PROXY WILL BE VOTED ACCORDING TO THE APPOINTED PROXIES' DISCRETION AND BEST JUDGMENT. IF CUMULATIVE VOTING IS ELECTED FOR THE ELECTION OF DIRECTORS, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF SAID PROXIES.

                                                               / SEE REVERSE /
                                                               /    SIDE    /

--------------------------------------------------------------------------------
                                  DETACH CARD

                   DIRECTIONS TO HUFFY SERVICE FIRST, INC.

                                   [MAP]

          /  X  /  PLEASE MARK YOUR                                                                      |
                   VOTES AS IN THIS                                                                      |
                   EXAMPLE.                                                                              |____

                        WITH                                     AB-                                             AB-
                  FOR   HELD                       FOR  AGAINST STAIN                             FOR  AGAINST  STAIN
1. Election of   / /   / /    2. Proposal to       / /   / /   / /       3. Ratification of       / /   / /   / /
   Directors*                    Amend the Stock                            Appointment of KPMG
   (see reverse)                 Option Plan                                Peat Marwick LLP as
*(Instruction to withhold authority                                         Independent Public
  to vote for any individual nominee,                                       Accountants for
  write that nominee's name in the                                          Calendar Year 1996
  space below)

------------------------------------                                        The undersigned ratifies all that said proxies, or
                                                                            any of them, or their substitute or substitutes, may
                                                                            lawfully do by virture hereof, and revokes any
                                                                            proxies heretofore given by the undersigned to
                                                                            vote at said Annual Meeting or adjournment(s)
                                                                            thereof.
                                                     Change   / /
                                                       of                                 (indicate change of address
                                                    Address                                   in the space below and
                                                                                          mark the box to the left.)
                                                        Will   / /
                                                      Attend
                                                      Annual
                                                      Meeting

   SIGNATURE(S) ____________________________________________________ DATE __________   ______________________________________

   SIGNATURE(S) ____________________________________________________ DATE _________    ______________________________________
   NOTE: Please sign exactly as name appears opposite. If signing in fiduciary or representative capacity, please give full title as such. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer is required, together with the full corporate name.
--------------------------------------------------------------------------------------------------------------------------------

                                                            DETACH CARD